Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                            SUB-ITEM 77-0-8

                               EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Goldman
Sachs Mid-Cap Growth Portfolio

1.   Name of Issuer:  First Solar, Inc.

2.   Date of Purchase:  August 9, 2007

3.   Number of Securities Purchased:  	16,200

4.   Dollar Amount of Purchase:  $1,539,000

5.   Price Per Unit:  $95.00 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Credit Suisse Securities (USA)
LLC

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse Securities (USA) LLC,  Goldman, Sachs & Co.,
Morgan Stanley & Co. Incorporated,  Cowen and Company, LLC,
Piper Jaffray & Co.,  Banc of America Securities LLC,
Deutsche Bank Securities LLC,  Lazard Capital Markets LLC,
ThinkEquity Partners LLC.